Exhibit 99.1

Dayton Superior Reports First Quarter Results

    DAYTON, Ohio--(BUSINESS WIRE)--May 18, 2004--Dayton Superior Corporation reported today that sales for the first quarter of 2004 totaled $89.1 million, a 23.2% increase from 2003's first quarter sales of $72.3 million.
    Product sales were $75.3 million in the first quarter of 2004, an increase of 36.6% from the first quarter of 2003, the second straight quarter of significant growth. The increase in sales was due to an increase in volume driven by customers buying ahead of their needs in anticipation of future price increases and market share growth. Product sales were also affected to a lesser degree by slight growth in our markets, an increase in the number of days in the quarter, and previously announced price increases.
    Rental revenue increased $2.3 million for the first quarter of 2004, an increase of 32.3% from the first quarter of 2003. The contribution from the acquisition of Safway in July, 2003 was partially offset by lower organic rental revenues.
    Used rental equipment sales decreased to $4.4 million in the first quarter of 2004 from $10.0 million in the first quarter of 2003. The decrease is due to the first quarter of 2003 benefiting from one large sale. Used rental equipment tends to be sporadic and, therefore, difficult to predict in any one quarter.
    Gross profit on product sales for the first quarter of 2004 was $15.8 million, or 21.0% of sales, an increase from $11.7 million, or 21.2% of sales over the first quarter of 2003. The increase in gross profit dollars was primarily due to the increased net sales. Despite an increase in steel costs, gross profit as a percent of sales was virtually flat. This was due primarily to increased productivity and the impact of the sales price increases.
    Gross profit on rental for the first quarter of 2004 was $1.9 million, relatively flat with the first quarter of 2003, with increased depreciation expense on rental equipment offsetting increased rental revenues, both as a result of the acquisition of Safway.
    Gross profit on the sales of used rental equipment for the first quarter of 2004 was $2.9 million, or 65.3% of sales, compared to $7.2 million, or 71.8% of sales, in the first quarter of 2003. The decline in gross profit was due to lower used sales volume. The gross profit percent of sales, while down, remained within the historical range.
    Selling, general, and administrative expense increased to $22.7 million in the recent quarter from $19.4 million in the first quarter of 2003, but decreased from $23.5 million in the fourth quarter of 2003. The increase from the first quarter of 2003 is primarily due to the acquisition of Safway, and the increase in the number of days within the quarter. The decrease from the fourth quarter of 2003 is due to the Company continuing to closely control its spending.
    Interest expense increased to $11.9 million in the first quarter of 2004 from $8.1 million in the first quarter of 2003. This increase was primarily due to the higher interest rate from the new senior second secured notes and higher borrowings.
    The Company reported a net loss of $15.9 million in the first quarter of 2004, versus a net loss of $5.4 million in the first quarter of 2003.
    Stephen R. Morrey, Dayton Superior's President and Chief Executive Officer said, "We are cautiously optimistic about the economic recovery evidenced by the double-digit increase in product sales for the last two quarters. The decline in operating income was primarily due to the decrease in gross profit on used rental equipment sales. Although difficult to predict, we expect used equipment sales to continue to be lower for the balance of 2004. This is somewhat by design since we generally receive a better return through rental revenues than through the sale of used rental equipment. However, there typically is a lag in the recovery of rental revenue. This mix, coupled with rising steel costs, will continue to exert pressure on our gross margin. We believe the productivity gains in manufacturing and the past and future price increases will offset the impact of rising costs, such as steel, freight, insurance and medical benefits."
    The Company has scheduled a conference call at 11:00 a.m. EDT, Wednesday, May 19, 2004, to discuss the first quarter results. The conference call can be accessed by dialing 1-703-925-2400. A replay of the call will be available from 4:00 p.m. EDT on Wednesday, May 19, 2004 through 11:59 p.m. EDT on Saturday, May 29, 2004 by calling 1-888-266-2081 and entering reservation #468027.
    Dayton Superior is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction, and a leading manufacturer of metal accessories used in masonry construction in terms of revenues. The company's products are used in two segments of the construction industry: infrastructure construction, such as highways, bridges, utilities, water and waste treatment facilities and airport runways, and non-residential building, such as schools, stadiums, prisons, retail sites, commercial offices, hotels and manufacturing facilities. The company sells most products under the registered trade names Dayton Superior(R), Dayton/Richmond(R), Symons(R), Aztec(R), BarLock(R), Conspec(R), Edoco(R), Dur-O-Wal(R) and American Highway Technology(R).

    Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control such as the general economy, governmental expenditures, interest rate increases, and changes in banking and tax laws; the amount of debt Dayton Superior must service; the effects of weather and the seasonality of the construction industry; Dayton Superior's ability to implement cost savings programs successfully and on a timely basis; Dayton Superior's ability to successfully integrate acquisitions on a timely basis; the mix of product sales, rental revenues, and sales of used rental equipment; and favorable market response to price increases. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q , current Reports on Form 8-K, and Registration Statement on Form S-4 filed with the Securities and Exchange Commission.

                            (tables follow)




                      Dayton Superior Corporation
                  Summary Income Statement, Unaudited
                            (in thousands)

                                                    For the fiscal
                                                    quarter ended:
                                                  April 2,  March 28,
                                                   2004       2003

Product sales                                     $75,291   $55,132
Rental revenue                                      9,429     7,126
Used rental equipment sales                         4,397    10,048
                                                  --------- ---------
  Net Sales                                        89,117    72,306
                                                  --------- ---------

Product cost of sales                              59,458    43,454
Rental cost of sales                                7,525     5,184
Used rental equipment cost of sales                 1,527     2,834
                                                  --------- ---------
    Cost of Sales                                  68,510    51,472
                                                  --------- ---------

Product gross profit                               15,833    11,678
Rental gross profit                                 1,904     1,942
Used rental equipment gross profit                  2,870     7,214
                                                  --------- ---------
    Gross Profit                                   20,607    20,834

Product gross profit %                               21.0%     21.2%
Rental gross profit %                                20.2%     27.3%
Used rental equipment gross profit %                 65.3%     71.8%
    Gross Profit %                                   23.1%     28.8%

Selling, General & Administrative                  22,666    19,395
Selling, General & Administrative %                  25.4%     26.8%
Facility Closing and Severance Expenses               472       395
Loss on Disposals of Property, Plant, and Equipment    59        33
Amortization of Intangibles                           248       129
                                                  --------- ---------
Operating Income                                   (2,838)      882
Operating Income %                                   (3.2%)     1.2%

Interest Expense                                   11,893     8,061
Loss on Early Extinguishment of Long-term Debt
                                                      842         -
Other Expense                                         295         8
                                                  --------- ---------
Loss Before Income Taxes                          (15,868)   (7,187)
Pretax Margin                                       (17.8%)    (9.9%)

Benefit for Income Taxes                                -    (1,797)
Effective Tax Rate                                      -      25.0%

Net Loss                                         $(15,868)  $(5,390)
                                                  ========= =========
Memo:  Depreciation and Amortization of
 Intangibles                                       $7,108    $5,862


                      Dayton Superior Corporation
                   Summary Balance Sheet, Unaudited
                            (in thousands)


                                                        As of:
                                                  April 2,   Dec. 31,
                                                    2004       2003
Summary Balance Sheet:
Cash                                              $      0   $  1,995
Accounts Receivable, Net                            74,075     64,849
Inventories                                         56,667     49,437
Other Current Assets                                13,480     10,934
                                                ----------- ----------
Total Current Assets                               144,222    127,215
Rental Equipment, Net                               77,319     78,042
Property & Equipment, Net                           61,272     62,238
Goodwill & Other Assets                            124,528    125,889
                                                ----------- ----------
Total Assets                                      $407,341   $393,384
                                                =========== ==========

Current Portion of Long-Term Debt                 $  2,657   $  3,067
Accounts Payable                                    22,647     20,526
Other Current Liabilities                           28,543     32,028
                                                ----------- ----------
Total Current Liabilities                           53,847     55,621
Long-Term Debt                                     370,389    338,823
Other Long-Term Liabilities                          6,038      6,207
Shareholders' Equity (Deficit)                     (22,933)    (7,267)
                                                ----------- ----------
Total Liabilities &
  Shareholders' Equity (Deficit)                  $407,341   $393,384
                                                =========== ==========

                      Dayton Superior Corporation
                Summary Cash Flow Statement, Unaudited
                            (in thousands)

                                                   For the quarter
                                                        ended:

                                                  April 2,  March 28,
                                                    2004      2003

Net Loss                                         $(15,868)  $(5,390)
Non-Cash Adjustments to Net Loss                    6,607    (1,092)
Changes in Assets and Liabilities                 (20,263)   (2,871)
                                                  --------- ----------
Net Cash Used in Operating Activities             (29,524)   (9,353)
                                                  --------- ----------

Property, Plant and Equipment
   Additions, Net                                  (1,017)   (2,511)
Rental Equipment Additions, Net                       500    (2,360)
Acquisition                                          (245)        -
                                                  --------- ----------
Net Cash Used in
    Investing Activities                             (762)   (4,871)
                                                  --------- ----------

Issuance of Long-Term Debt, Net                    30,288    16,049
Financing Costs Incurred                           (2,199)        -
Repayment of Loans to Shareholders                      -        53
Issuance of Common Shares                              12         -
                                                  --------- ----------
Net Cash Provided By  Financing Activities         28,101    16,102
                                                  --------- ----------

Other, Net                                            190       198
Net Decrease in Cash                              $(1,995)   $2,076
                                                  ========= ==========


    CONTACT: Dayton Superior Corporation
             Edward J. Puisis, 937-428-7172
             Fax: 937-428-9115